FORM 4                               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                     WASHINGTON, D.C. 20549
[  ] Check this box if no longer
subject to Section 16.  Form         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
4 or Form 5 obligations may
continue.  See Instructions 1(b).

     Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of
the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of
1940

1. Name and Address of Reporting Person(1)

   Mohr, Luther J.
   Temecula Valley Bancorp Inc.
   27710 Jefferson Avenue
   Suite A100
   Temecula, CA  92590

2. Issuer Name and Ticker or Trading Symbol

   Temecula Valley Bancorp Inc. (TMCV.ob)

3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)



4. Statement For Month/Year

   May 2002

5. If Amendment, Date of Original (Month/Year)



6. Relationship of Reporting Person to Issuer (Check all applicable)
_X_ Director   _X_ Officer (give title below)   ___ 10% Owner   ___ Other (specify below)
                   Chief Operating Officer/Director

7. Individual or Joint/Group Filing (Check applicable line)

   _X_ Form Filed By One Reporting Person

   ___ Form Filed By More Than One Reporting Person

     Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.
Title
of
Security
2.             3.
     Transaction
4. Securities Acquired
(A) or Disposed of (D)
5. Amount of
Securities
Beneficially
Owned at End of
Month
6. Ownership
Form: Direct
(D) or Indirect
(I)
7. Nature of
Indirect
Beneficial
Ownership

Date
Code
V
Amount
A/D
Price



common
stock
05/16/02
P

623
A
5.00
91,844
D

common
stock
05/21/02
P

30
A
5.00
91,874
D








     (2)



FORM 4 (continued)

     Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., Puts, Calls, Warrants, Options, Convertible Securities)

1.
Title
of
Deriv-
ative
Security
2.
Conver-
sion or
Exercise
Price of
Deriva-
tive
Security
3.         4.

   Transaction
5. No. of
Derivative
Securities
Acquired
(A) or
Disposed
of (D)

6. Date Exercisable
and Expiration Date


  (Mo/Day/Yr)
7. Title &
Amount of
Underlying
Securities
8. Price
of
Derivative
Security
9. Number of
Derivative
Securities
Beneficially
Owned at
End of
Month
10. Owner-
ship
Form of
Derivative
Security:
Direct(D)
or Indirect
(I)
11. Nature
of Indirect
Beneficial
Ownership




Date


Code


V


(A)


(D)

Exercis-
able

Expir-
ation


Title
Amt.
or No.
of
Shares




Warrants
5.00
5/16/02
 X


 D
06/22/01
06/23/03
W*
  623

    30
    D

Warrants
5.00
5/21/02
 X


 D
06/22/01
06/23/03
W*
   30

     0
    D













    (3)



Explanation of Responses:
(1) Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
(2) Total stock owned of 91,874 shares, includes 91,221 shares of common stock previously reported.
(3) Total Warrants owned = 0, includes 653 warrants previously reported and reduced by exercise of 653 warrants with this transaction.
*    Warrants


                               /S/ LUTHER J. MOHR                _6/5/02
                               Signature of Reporting Person(1)      Date

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.